Exhibit 3.2

CERTIFICATE OF CORRECTION

OF

CERTIFICATE OF DESIGNATION,

OF

SERIES B CONVERTIBLE PREFERRED STOCK

OF

HEDGEPATH PHARMACEUTICALS, INC.

HedgePath Pharmaceuticals, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY THAT:

1.    The name of the corporation is HedgePath Pharmaceuticals, Inc.

2.    A Certificate of Designation of Series B Convertible Preferred Stock of HedgePath Pharmaceuticals, Inc. was filed with the Secretary of State of the State of Delaware on January 8, 2018 (the “Certificate of Designation”) and that the Certificate of Designation requires correction as permitted by Section 103(f) of the General Corporation Law of the State of Delaware.

3.    The inaccuracy or defect of the Certificate of Designation (which is an inaccurate record of the corporate action referred to therein) to be corrected is that Section 5(b) of the Certificate of Designation incorrectly refers to a liquidation preference of $0.23 per share of Series B Preferred Stock instead of a liquidation preference of $0.69 per share of Series B Preferred Stock.

4.    Section 5(b) of the Certificate of Designation is corrected to read in its entirety as follows:

(b)    Subject to the prior and superior rights of the holders of any Senior Securities of the Corporation, upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (each, a “Liquidation Event”), each Holder of shares of Series B Preferred Stock shall be entitled to receive, in preference to any distributions of any of the assets or surplus funds of the Corporation to the holders of the Common Stock and Junior Securities and pari passu with any distribution to the holders of Parity Securities, an amount equal to $0.69 per share of Series B Preferred Stock, plus an additional amount equal to any dividends declared but unpaid on such shares, before any payments shall be made or any assets distributed to holders of any class of Common Stock or Junior Securities. If, upon any such Liquidation Event, the assets of the Corporation shall be insufficient to pay the Holders of shares of the Series B Preferred Stock the amount required under the preceding sentence, then all remaining assets of the Corporation shall be distributed ratably to Holders of the shares of the Series B Preferred Stock and Parity Securities.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be signed by its duly authorized officer this 10th day of January, 2018.

HEDGEPATH PHARMACEUTICALS, INC.

By:	/s/ Nicholas J. Virca
Name:	Nicholas J. Virca
Title:	President and Chief Executive Officer

[Signature Page to Certificate of Correction of HEDGEPATH PHARMACEUTICALS, INC.]